SONAECOM, S.G.P.S., S.A.

a Listed Company

Registered Office: Lugar do Espido, Via Norte, Maia

Registered at the Maia Commercial Registration Office under unique registration number 502

028 351

Share Capital 366 246 868

and

Sonaecom B.V.

Registered Office: De Boelelaan, 7, 1083 HJ, Amsterdam, The Netherlands

Registered at the Chamber of Commerce of Amsterdam, The Netherlands,

under number 34 243 137

Share capital: € 100,000.00

GENERAL TENDER OFFER FOR THE ACQUISITION OF SHARES REPRESENTING

THE SHARE CAPITAL OF PORTUGAL TELECOM, SGPS, S.A.

ANNOUNCEMENT

Following yesterday's announcement titled "Sonaecom announces commitment to a shareholder remuneration plan equal or higher to that proposed by PT's Board of Directors", which was published in the website of Comissao do Mercado de Valores Mobiliarios (CMVM) and previously acknowledged by CMVM, Sonaecom SGPS, S.A. and Sonaecom B.V. have requested today to CMVM an amendment to its Offer Prospectus, as required by article 142 of the Portuguese Securities Code, with the sole purpose of incorporatinci in the tender Offer Prospectus the information included in the above mentioned announcement which is considered relevant for the decision to be made by the offerees.

Sonaecom hereby informs that, in accordance with article 133 of the Portuguese Securities Code, this announcement implies the suspension of the Offer until the Prospectus amendment is published and that the offerees will have the possibility of revoking their acceptance declarations for 2 business days after the offer suspension termination date. We highlight the fact that this is a legal requirement applicable in all cases involving the amendment of an offer prospectus and is not an option of the Offerors. The offer will resume its normal course as soon as the prospectus amendment is approved and published, which is expected to happen within a short period.

Lastly, it is made public that there is no legal requirement for this suspension to have any consequence on the forthcoming PT's EGM scheduled for March 2, 2007.

28 February 2007

The Offerors	The Financial Advisor

IMPORTANT NOTICE

This document relates to the tender offer being made in Portugal (the “Portuguese Offer”) by Sonaecom, SGPS, S.A. (“Sonaecom”) and Sonaecom, B.V. for all ordinary shares and class A shares of Portugal Telecom, SGPS, S.A. (“PT”). The Portuguese Offer is made solely by a prospectus containing and setting out the terms and conditions of the Portuguese Offer (the “Portuguese Prospectus”). PT investors and security holders are urged to read the Portuguese Prospectus regarding the tender offer for PT in Portugal, because it contains important information. The Portuguese Prospectus and certain complementary documentation have been filed in Portugal with the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) (the “CMVM”). Free copies of the Portuguese Prospectus are available on the CMVM’s website at www.cmvm.pt. The Portuguese Prospectus is also available from Sonaecom on its website at www.sonae.com. Copies of the Portuguese Prospectus will not be mailed or otherwise distributed in or sent into or made available in the United States.

U.S. persons who hold ordinary shares of PT and holders of American Depositary Shares of PT wherever located may participate the tender offer by Sonae, SGPS, S.A. (“Sonae”), Sonaecom, and Sonaecom, B.V. (together with Sonae and Sonaecom, the “Purchasers”), for PT shares being conducted in the United States. The Purchasers have filed with the United States Securities and Exchange Commission (the “SEC”) a statement on Schedule TO, which includes an offer to purchase and related offer materials for all ordinary shares held by U.S. persons and for PT ADSs held by holders wherever located (collectively, the “Tender Offer Statement”). PT has filed a Solicitation/ Recommendation Statement on form Schedule 14D-9 with the SEC. U.S. persons who hold ordinary shares of PT and holders of American Depositary Shares of PT wherever located are advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they contain important information. U.S. INVESTORS AND U.S. HOLDERS OF PT SECURITIES AND ALL HOLDERS OF ADSs ARE URGED TO READ THE OFFER TO PURCHASE, THE STATEMENT ON SCHEDULE TO, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS AND SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the offer to purchase and related offer materials and the statement on Schedule TO, as well as other relevant documents filed with the SEC, at the SEC’s website at www.sec.gov. The offer to purchase and other transaction-related documents are being mailed to holders of PT securities eligible to participate in the U.S. offer and additional copies may be obtained for free from Innisfree M&A Incorporated, the information agent: 501 Madison Avenue, 20th Floor, New York, New York 10022, Toll Free (888) 750-5834, Banks and Brokers Call Collect (212) 750-5833.

This document does not constitute an invitation to sell or an offer to buy any securities or a solicitation of any vote or approval.

This document may contain forward-looking information and statements about Sonae, Sonaecom, PT or their combined businesses after completion of the proposed U.S. and Portuguese offers, based on the Purchasers’ current expectations or beliefs. Forward-looking statements are statements that are not historical facts. These forward-looking statements may relate to, among other things: management strategies; synergies and cost savings; future operations, products and services; integration of the businesses; market position; planned asset disposal and capital expenditures; net debt levels and EBITDA; and earnings per share growth, dividend policy and timing and benefits of the offer and the combined company. These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forwarding-looking statements, including, but not limited to, changes in regulation, the telecommunications industry and economic conditions; the ability to integrate the businesses; obtaining any applicable governmental approvals and complying with any conditions related thereto; costs relating to the offer and the integration; litigation; and the effects of competition. Forward-looking statements may be identified by words such as “believes,” “expects,” “anticipates,” “projects,” “intends,” “should,” “seeks,” “estimates,” “future” or similar expressions. Although these statements reflect our current expectations, which we believe are reasonable, investors and PT shareholders are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. You are cautioned not to put undue reliance on any forward-looking information or statements. We do not undertake any obligation to update any forward-looking information or statements.